Exhibit 99.1

NEWS RELEASE	May 14, 2009

FSI ANNOUNCES FIRST QUARTER, 2009 FINANCIAL RESULTS
Conference call scheduled for Friday May. 15th, 11:00am Eastern time, 8:00am Pacific Time
See dial in number below

VICTORIA, BRITISH COLUMBIA, May 14, 2009 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the first quarter (Q1) ended March 31, 2009.

Mr. Daniel B. O’Brien, CEO, states, “The global economic slowdown continues, as the media informs us daily. This affects FSI in each of its division and market segments. However, despite continued inventory reduction and more aggressive just in time ordering from our customers, we still managed solid revenue and positive operating cash flow in Q1. Reduced volumes at the end of 2008 prevented us from selling all the high cost raw materials we had converted into finished goods and resulted in higher than predicted Cost of Goods Sold into the beginning of 2009. This pressure on margins finally relaxed in the second half of the quarter.”
  Sales in the first quarter (Q1), were $2,659,548, down approximately 24% when compared to sales of $3,498,473, in the corresponding period a year ago. The result was a GAAP accounting net loss of $133,229, or $0.01 per share, compared with a net income of $310,173, or $0.02 per share, in Q1, 2008.
  Basic weighted average shares used in computing per share amounts in Q1 were 14,062,567 for 2009 and 14,057,467 for 2008.
  Non-GAAP operating cash flow:  For the 3 months ending March 31, 2009, net income reflects $166,375 of non-cash charges (depreciation and stock option expenses) and $147,176 in new factory construction costs. These items are either non-cash items or items not related to operations or current operating activities of the Company. Adjusting for these items, the Company shows operating cash flow of $180,322, or $0.1 per share. This compares with operating cash flow of $670,303, or $0.05 per share, in the corresponding 3 months of 2008 (see the table that follows for details of these calculations).
Mr. O’Brien continues, ‘FSI’s sugar to aspartic acid plant, in Alberta, is much closer to completion. The steam permit we were waiting for has been issued and we are confident that we can begin commercial operation in September to coincide with the earliest possible availability of sugar beet juice from the 2009 crop. Production from the Alberta plant will allow FSI to supply the only renewably-based poly-aspartic acid in the world.This will allow access to customers who demand this level of enviromentally sound behavior as well as insulating the company from future oil price shocks.’

The NanoChem division continues to contribute most of our sales and cash flow, and new opportunities are unfolding to further increase sales in this division. NanoChem sales have been less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions. This has lead to less volatility in total revenue figures quarter over quarter. However, in the future, Q1 and Q2 sales may be much larger than sales in Q3 and Q4. This is largely due to potential growth in agricultural product sales (sales which tend to occur mostly in Q1 and Q2).

* CEO, Dan O’Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Friday May 15th to discuss the financials. Call 1 877 675 4748 (or 1 719 325 4848). The confirmation code 8900047 may be requested *

(TABLE FOLLOWS)

The above information and following table contain supplemental information regarding income and cash flow from operations for the 3 months ended Mar. 31, 2009. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For 3 Months Ended March 31 (3 Months Operating Cash Flow)
(Unaudited)

	3 months ended March 31
	2009		2008
Revenue	$2,659,548		$3,498,473
Net income (loss) GAAP	$(133,229)		$310,173
Net income (loss) per common share – basic. GAAP	$(0.01)		$0.02
Net income (loss) excluding items not related to current operating activities - NON-GAAP	$(133,229)		$380,563	a
Net income (loss) per common share (adjusted) – basic. NON-GAAP	$(0.01)		$0.03	a
3 month weighted average shares used in computing per share amounts – basic. GAAP	14,057,567		14,157,567

	3 month Operating Cash Flow Ended March 31
Operating Cash flow (3months). NON-GAAP	$33,146	b	$517,344	c
Operating Cash flow excluding non-operating items and items not related to current operations (3 months). NON-GAAP	$180,322	d	$670,303	e
Operating Cash flow per share excluding non-operating items and items not related to current operations (3 months) – basic. NON-GAAP	$0.1	d	$0.05	e
Non-cash Adjustments (3 month)	$166,375	f	$207,171	f
Shares (3 month basic weighted average) used in computing per share amounts – basic GAAP	14,062,567		14,057,567

Notes: certain items not related to “operations” of the Company have been excluded from net income as follows.
a) Non-GAAP - amounts exclude certain items not related to current operating activities (Loss on sale of equipment of $29,026 and Write down of equipment $41,440). See Operating Cash Flow for other adjustments.
b) Non-GAAP - amounts exclude certain non-cash items (depreciation and stock option expense totaling $166,375)
c) Non-GAAP - amounts exclude certain non-cash items (depreciation, stock option expense, and assigned interest expense totaling $207,323)
d) Non-GAAP - amounts exclude certain non-cash items (depreciation and stock option expense totaling $166,375) as well as items unrelated to current operating activities (new factory construction and related Interest expense totaling $147,176).
e) Non-GAAP amounts exclude certain non-cash items (depreciation, stock option expense, and assigned interest expense totaling $207,171) and items unrelated to current operating activities (new factory construction, loss on sale of equipment, and write down of inventory  totaling $152,959).
f) Non-GAAP – amounts represent depreciation, stock option expense, and assigned interest expense

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA
Contact	Flexible Solutions International – Head Office Jason Bloom Tel: 250-477-9969 Tel: 800.661.3560 Email: Info@flexiblesolutions.com

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